Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Bob Newell
Vice President, Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
CARDICA ANNOUNCES FISCAL 2009 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS
REDWOOD CITY, Calif. – August 13, 2009 – Cardica, Inc. (Nasdaq:CRDC) today reported financial results and corporate progress for its fiscal 2009 fourth quarter and year ended June 30, 2009.
“With a slower than expected rate of clinical adoption for our automated anastomosis products, during our fiscal fourth quarter we had to make difficult decisions to revise our direct sales model cost structure by reducing our workforce and decreasing operating expenses substantially to protect the future viability of our products and technology,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica.
“We continue to evaluate a variety of strategic and financing alternatives and believe that our products and proprietary technology have the potential to generate substantial value in the future,” continued Dr. Hausen. “To that end, we are in the process of adding independent distributors and manufacturer’s representatives to support our core direct sales team in order to contain sales costs while still serving our customers and potential customers for our automated anastomosis product line. Looking beyond cardiac surgery, we are shifting our development efforts to focus on our endoscopic microcutter, which would expand our commercial opportunity into additional surgical markets.”
Recent Highlights and Accomplishments
■	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 15,000 units, with a total of 1,051 units sold in the fourth quarter of fiscal 2009;

■	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 9,300 units, with a total of 555 units sold in the fourth quarter of fiscal 2009;

■	Continued progress on the development of Cardica’s C-Port® X-CHANGEII™, a cartridge-based C-Port system, allowing surgeons to complete up to four anastomoses with the same CO2 powered handle. Cardica expects to launch this product in fiscal

2010, subject to FDA clearance, and believes this product will not only show improved performance but, with significantly reduced cost of goods, will allow Cardica to offer more favorable pricing while improving gross margins;

■	Reported the publication of full results for the PAS-Port system multi-center pivotal trial in The Journal of Thoracic and Cardiovascular Surgery. The data demonstrated that the PAS-Port system met all endpoints and saved approximately five minutes of operating room time when compared to hand-sewn anastomoses; and

■	Started development of the Cardica Microcutter, a multi-fire endolinear microcutter device based on Cardica’s proprietary “staple-on-a-strip” technology. This truly innovative staple design is the basis for a new generation of linear staplers under development by Cardica that the company believes could alter the landscape of stapling products. Cardica anticipates that it could launch the first product of this product line in fiscal 2011, subject to completion of trials and receipt of FDA clearance. The microcutter product line will feature reduced shaft diameters to facilitate less invasive surgical procedures. Importantly, Cardica believes that the microcutter product line could be the first and only linear staplers that will allow surgeons to deploy multiple staple lines without the need for the exchange of individual cartridges.
Fiscal 2009 Fourth Quarter Financial Results
Total product revenue was $1.2 million for the fiscal 2009 fourth quarter compared to $1.6 million for the fiscal 2008 fourth quarter. Product revenue decreased as a result of Cardica’s smaller direct sales force during this transition period as Cardica adds independent distributors and manufacturer’s representatives to more cost-effectively market its products throughout the United States. Total net revenue was $2.0 million for the fiscal 2009 fourth quarter compared to $2.8 million for the same period of 2008. Cost of product revenue was $1.2 million for the fiscal 2009 fourth quarter compared to $1.4 million in the fiscal 2008 fourth quarter. The cost of product revenue in the 2009 period included an inventory write-off of approximately $250,000 for excess raw materials.
For the fiscal 2009 fourth quarter, research and development expenses decreased to $1.9 million, which included $0.6 million in write-offs related to Cardica’s C-Port® xV™ System, which is no longer under development since Cardica’s C-Port® X-CHANGEII™ system performs a comparable function while offering additional features and has nearly caught up with the C-Port xV system in development. For the fiscal 2008 fourth quarter, research and development expenses were $2.7 million. Selling, general and administrative expenses for the fiscal 2009 fourth quarter decreased to $2.3 million compared to $3.7 million for the fiscal 2008 fourth quarter. Operating costs and expenses included $0.5 million of one-time severance costs in the fiscal 2009 fourth quarter.
The net loss for the fiscal 2009 fourth quarter decreased to $3.5 million, or $0.22 per share, compared to a net loss of $4.8 million, or $0.31 per share, for the fiscal 2008 fourth quarter.
Fiscal Year Ended June 30, 2009 Financial Results
Total net revenue for the fiscal year ended June 30, 2009 was $9.9 million compared to $7.6 million for fiscal 2008. Total operating costs and expenses for fiscal 2009 were $27.2 million, including $0.7 million in one-time costs associated with restructuring, compared to $26.6 million for fiscal 2008. The net loss for fiscal 2009 decreased to $17.2 million, or $1.09 per share, compared to a net loss of $18.2 million, or $1.23 per share, for fiscal 2008.

Cash, cash equivalents and investments at June 30, 2009 were $5.3 million, compared to $8.4 million at March 31, 2009 and $23.3 million at June 30, 2008. As of June 30, 2009, Cardica had approximately 15.8 million common shares outstanding.
Milestones for Fiscal 2010
Cardica expects to achieve the following milestones over the course of fiscal 2010:
■	Begin selling C-Port® X-CHANGEII™;

■	Build a sales organization of 25 to 30 total sales representatives, including a direct salesforce, independent distributors and manufacturer’s representatives, to support the sales effort for the C-Port and PAS-Port systems;

■	Complete animal testing of the Cardica Microcutter for general and thoracic surgery;

■	Complete tooling of Cardica Microcutter; and

■	Achieve additional milestones under Cardica’s agreement with Cook for the development of a closure device for patent foramen ovale.
Financial Guidance for 2010
As Cardica transitions its cardiac surgery business to a small core direct sales force supported by independent distributors and manufacturer’s representatives, Cardica is not able to provide product revenue guidance for fiscal 2010. For fiscal 2010, Cardica expects that research and development and sales, general and administrative expenses will total between $11 and $13 million, including non-cash stock-based compensation expense of approximately $1 million. Cardica expects its cash and cash equivalents to decline by approximately $2.5 million per quarter in fiscal 2010, without giving effect to any financing transactions.
Conference Call Details
Cardica’s management will host a conference call today, August 13, 2009, at 4:30 p.m. Eastern Time to discuss Cardica’s financial results and provide an update on Cardica’s business. To access the live conference call via phone, please dial 866-314-9013 from the United States and Canada or 617-213-8053 internationally. The conference ID is 43094075. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 20, 2009, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 68986711.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.
About Cardica
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems,

Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port(R) Distal Anastomosis Systems are marketed in the United States and Europe and its PAS-Port(R) Proximal Anastomosis System is marketed in the United States, Europe and Japan. In addition, the company has developed the Cardica Microcutter, a true multi-fire endoscopic stapling device designed to be used in a variety of settings including bariatric, thoracic and general surgery.
Forward-Looking Statements
This press release contains “forward-looking” statements, including all statements with respect to a potential strategic or financing transaction, Cardica’s ability to enter into arrangements with, and the success of, independent distributors and manufacturer’s representatives for its automated anastomosis product line, the future development, potential commercial launch and therapeutic and commercial potential of the Cardica Microcutter, the planned launch of the C-Port® X-CHANGEII™ and the timing and financial implications thereof and the matters described under the headings “Milestones for Fiscal 2010” and “Financial Guidance for Fiscal 2010.” Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “potential,” “opportunity,” “anticipates,” “will,” “could,” “would,” “expects” and “believe” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica needs substantial additional funding and may be unable to enter into a strategic or financing transaction when needed, which would force Cardica to delay, reduce or eliminate its research and development programs or commercialization efforts; that Cardica’s current and any future products may never gain any significant degree of market acceptance; that Cardica may not be successful in its efforts to develop the Cardica Microcutter and expand its product portfolio; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that recent workforce reductions and general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Year ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$1,153	$1,580	$6,798	$4,934
Development revenue	815	1,216	2,995	2,564
Royalty revenue from related-party	21	19	85	67

Total	1,989	2,815	9,878	7,565

Operating costs and expenses
Cost of product revenue	1,230	1,368	5,341	4,808
Research and development	1,920	2,664	8,217	8,609
Selling, general and administrative	2,344	3,722	13,632	13,175

Total operating costs and expenses	5,494	7,754	27,190	26,592

Loss from operations	(3,505)	(4,939)	(17,312)	(19,027)
Interest income	13	136	177	926
Interest expense	(30)	(26)	(120)	(101)
Other income (expense)	(2)	2	(22)	6

Net loss before income tax benefit	(3,524)	(4,827)	(17,277)	(18,196)

Income tax benefit	72	—	72	—

Net loss	$(3,452)	$(4,827)	$(17,205)	$(18,196)

Basic and diluted net loss per share	$(0.22)	$(0.31)	$(1.09)	$(1.23)

Shares used in computing basic and diluted net loss per share	15,796	15,682	15,776	14,844

	Balance Sheets
	(amounts in thousands)
	June 30,	June 30,
	2009	2008
	(unaudited)
Assets
Cash and investments	$5,328	$23,265
Accounts receivable	624	716
Inventory	1,895	1,393
Other assets	2,493	2,876

Total assets	$10,340	$28,250

Liabilities and stockholders’ equity
Accounts payable and other liabilities	$1,551	$3,348
Short term debt	2,000	—
Deferred revenue	527	1,485
Long term debt	—	2,000
Stockholders’ equity	6,262	21,417

Total liabilities and stockholders’ equity	$10,340	$28,250